Exhibit 99.1
E A R N I N G S    R E L E A S E

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2012 RESULTS

MIDDLEBURG, VA. – May 2, 2012 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $1.6 million for the first quarter of 2012.

“Middleburg Financial Corporation continued to show improved operating results during the first quarter of 2012,” commented Gary R. Shook, president and chief executive officer of the Company.  “Moreover, with a 29% increase in net income coupled with a 22% increase in total revenue over the first quarter of 2011, we are poised for continued improvement throughout 2012.  We are especially focused on loan generation and expense control in all areas of the operations.  Loan production at Middleburg Bank and Southern Trust Mortgage continue to show strength, while new business development initiatives are showing strong results at Middleburg Investment Group.  Although our NPA’s continued to be elevated, we are beginning to see a leveling out of problem assets.”

First Quarter 2012 Highlights:

•	Net income of $1.6 million or $0.23 per diluted share, compared to $1.2 million or $0.18 per diluted share for the first quarter of 2011;
•	Net interest margin of 3.69%, compared to 3.80% for the first quarter of 2011;
•	Total revenue of $15.7 million, up 21.8% compared to the first quarter of 2011;
•	Loan growth of 1.6% for the quarter;
•	Total assets of $1.2 billion, an increase of 0.9% over December 31, 2011;
•	Deposits increased by $21.9 million or 2.4% since December 31, 2011;

•	Provision for loan losses increased by 74.4% compared to first quarter of 2011; and
•
Capital ratios continue to be strong: Tangible Common Equity Ratio of 8.5%, Total Risk-Based Capital Ratio of 14.8%, Tier 1 Risk-Based Capital Ratio of 13.6%, and a Tier 1 Leverage Ratio of 8.9% at March 31, 2012.

Total Revenue

Total revenue was $15.7 million in the quarter ended March 31, 2012 compared to $17.8 million in the quarter ended December 31, 2011, representing a decrease of 11.8% and $12.9 million in the quarter ended March 31, 2011, representing an increase of 21.7%.

Net interest income was $9.9 million during the three months ended March 31, 2012, which was 0.4% lower than the quarter ended December 31, 2011 and an increase of 9.8% compared to the quarter ended March 31, 2011. The yield on average earning assets was 4.56% for the quarter ended March 31, 2012 compared to 4.55% for the previous quarter and 4.91% for the quarter ended March 31, 2011, representing an increase of 1 basis point from the previous quarter and a decrease of 35 basis points from the quarter ended March 31, 2011.  The decrease in the yield on earning assets from the quarter ended March 31, 2011 reflected a 32 basis point decrease in the yield on the loan portfolio and a decrease of 24 basis points in the yield on the securities portfolio.

The average cost of interest bearing liabilities was 1.06% for the quarter ended March 31, 2012, compared to 1.07% in the previous quarter, and 1.30% for the quarter ended March 31, 2011, representing a decrease of 1 basis point from the previous quarter and a decrease of 24 basis points from the quarter ended March 31, 2011.  Costs for wholesale borrowings decreased by 3 basis points during the quarter, while costs for retail deposits decreased by 2 basis points during the same period.  The decline in the cost of retail deposits during the quarter ended March 31, 2012, compared to the previous quarter, was primarily due to reductions in interest expenses related to time deposits. Lower rates also allowed us to refinance maturing brokered deposits and Federal Home Loan Bank advances during the quarter. Cost of funds is calculated by dividing annualized total interest expense by the sum of average interest bearing liabilities and average demand deposits. Cost of funds was 0.91% for the quarter ended March 31, 2012 compared to 0.92% for the quarter ended December 31, 2011, a decrease of 1 basis point from the previous quarter.

The net interest margin for the three months ended March 31, 2012 was 3.69%, compared to 3.67% for the previous quarter, and 3.80% for the quarter ended March 31, 2011, representing an increase of 2 basis points from the previous quarter and a decrease of 11 basis points compared to the quarter ended March 31, 2011.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in the “Key Statistics” table.

Non-interest income decreased by $535,000 or 8.4% when comparing the quarter ended March 31, 2012 to the previous quarter and increased by $1.9 million or 49.6% compared to the quarter ended March 31, 2011. The primary reason for the lower non-interest income in the first quarter of 2012 relative to the prior quarter was lower gain-on-sale revenues from the Company’s mortgage operations.

Southern Trust Mortgage originated $210.8 million in mortgage loans during the quarter ended March 31, 2012 compared to $212.2 million originated during the previous quarter, and $136.5 million originated during the quarter ended March 31, 2011, virtually unchanged compared to the previous quarter and an increase of 54.4% when comparing calendar quarters.  Gains on mortgage loan sales decreased by 12.2% when comparing the quarter ended March 31, 2012 to the previous quarter.  Gains on mortgage loan sales increased by 95.4% when comparing the quarter ended March 31, 2012 to the quarter ended March 31, 2011.  Gains on mortgage loan sales included in the accompanying statement of income are presented net of originator commissions incurred to originate the loans.

The revenues and expenses of Southern Trust Mortgage for the three month periods ended March 31, 2012 and March 31, 2011 are reflected in the Company’s financial statements on a consolidated basis following generally accepted accounting principles in the United States.  The outstanding equity interest not held by the Company is reported on the Company’s balance sheet as “Non-controlling interest in consolidated subsidiary” and the earnings or loss attributable to the non-controlling interest is reported on the Company’s statement of income as “Net (income) / loss attributable to non-controlling interest.”

Trust and investment advisory service fees earned by Middleburg Trust Company (“MTC”) increased by 1.2% when comparing the quarter ended March 31, 2012 to the previous quarter, and increased by 6.2% compared to the quarter ended March 31, 2011.  Trust and investment advisory fees are based primarily upon the market value of the accounts under administration. Total consolidated assets under administration by MTC were at $1.3 billion at March 31, 2012, an increase of 1.0% relative to December 31, 2011 and an increase of 1.0% relative to March 31, 2011.

Mr. Shook commented, “It is especially gratifying to note that the consolidation of all assets under administration for Middleburg Investment Group, shows that entity approaching $1.5 Billion in Assets, a 7% increase over the same period in 2011.”

Net securities gains were $140,000 during the quarter March 31, 2012 compared to $197,000 during the previous quarter and $35,000 during the quarter ended March 31, 2011.

Non-Interest Expense

Non-interest expense in the first quarter of 2012 decreased by 1.0% compared to the previous quarter and increased by 19.2% compared to the quarter ended March 31, 2011.

Salaries and employee benefit expenses decreased by $1.1 million or 13.1% when comparing the first quarter of 2012 to the previous quarter, primarily due to plan termination expenses incurred during the fourth quarter of 2011 in connection with the Company’s defined benefit pension plan.  Salaries and employee benefits increased by $1.0 million or 16.5% versus the first quarter of 2011 due to increased compliance and operational salaries at the Company’s mortgage subsidiary.  Expenses related to Other Real Estate Owned (OREO) decreased by $639,000 or 69.1% when comparing the first quarter of 2012 to the previous quarter. Advertising expenses decreased by $212,000 or 41.4% during the quarter.

The Company’s efficiency ratio was 77.2% for the first quarter of 2012, compared to an efficiency ratio of 81.3% for the first quarter of 2011.  The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  The Company calculates its efficiency ratio by dividing non interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized in calculating tax equivalent amounts is

34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.  Prior to March 31, 2012, the Company did not exclude amortization of intangibles and other real estate expenses from total non-interest expense.  The efficiency ratios for the periods ended December 31, 2011 and prior and included in tables in this release have been restated for consistent presentation.

Asset Quality and Provision for Loan Losses

The provision for loan losses in the quarter ended March 31, 2012 was $792,000 compared to a provision of $319,000 in the previous quarter and a provision of $454,000 in the quarter ended March 31, 2011, representing an increase of 148.3% from the previous quarter and an increase of 74.4% from the quarter ended March 31, 2011.

The Allowance for Loan and Lease Losses (ALLL) at March 31, 2012 was $14.9 million representing 2.18% of total portfolio loans outstanding at that date versus $14.6 million and 2.18% of outstanding portfolio loans at December 31, 2011.

Loans that were delinquent for more than 90 days and still accruing were $167,000 as of March 31, 2012 compared to $1.2 million as of December 31, 2011, representing a decrease of 86.5% during the quarter.

Non-accrual loans were $22.3 million at the end of the first quarter compared to $25.4 million as of December 31, 2011, representing a decrease of 12.2% during the first quarter of 2012. Troubled debt restructurings that were performing as agreed were $4.1 million at the end of the first quarter compared to $3.9 million as of December 31, 2011. Other Real Estate Owned (OREO) was $12.1 million as of March 31, 2012 compared to $8.5 million as of December 31, 2011, representing an increase of 41.7% during the first quarter. Total non-performing assets were $38.6 million or 3.2% of total assets at March 31, 2012, compared to $39.0 million or 3.3% of total assets as of December 31, 2011.

Total Consolidated Assets

Total assets at March 31, 2012 were $1.2 billion, an increase of 0.9% from December 31, 2011.

Total portfolio loans increased by $11.0 million or 1.6% in the first quarter of 2012. The securities portfolio (excluding restricted stock) increased by $15.3 million or 5.0% in the first quarter relative to the previous quarter. Balances of mortgages held for sale decreased by $11.5 million or 12.4% in the first quarter of 2012 compared to the previous quarter.   Cash balances and deposits at other banks decreased by 12.2% in the first quarter of 2012 compared to the previous quarter.

Deposits and Other Borrowings

Total deposits increased by $21.9 million or 2.4% in the first quarter.  Brokered deposits, including CDARS program funds, were $100.8 million at March 31, 2012, up 4.0% from December 31, 2011. FHLB advances were $82.9 million at March 31, 2012, unchanged during the quarter.

Equity and Capital

Total shareholders’ equity at March 31, 2012 was $107.9 million, compared to shareholders’ equity of $105.9 million as of December 31, 2011. Retained earnings at March 31, 2012 were $42.4 million compared to $41.2 million at December 31, 2011. The book value of the Company’s common stock at March 31, 2012 was $15.40 per share.

The Company’s total risk-based capital ratio increased slightly to 14.8% as of March 31, 2012 from 14.7% at December 31, 2011.  The Tier 1 risk-based capital ratio also increased slightly from 13.5% at December 31, 2011 to 13.6% at March 31, 2012 and the Tier 1 Leverage Ratio increased to 8.9% at March 31, 2012 from 8.8% at December 31, 2011.

As depicted in the following table, the Company’s risk-based capital ratios remain well above regulatory minimum capital ratios:

MIDDLEBURG FINANCIAL CORPORATION
Risk-Based Capital Ratios
March 31, 2012

	(1)		MFC
	Regulatory		Excess
	Minimum	MFC	over
	Requirement	Ratios	Minimum

Tier 1 Leverage Ratio	4.0%	8.9%	4.9%

Tier 1 Risk-Based Capital Ratio	4.0%	13.6%	9.6%

Total Risk-Based Capital Ratio	8.0%	14.8%	6.8%

(1) Under the regulatory framework for prompt corrective action.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston,  Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg. Middleburg Financial Corporation is also the majority owner of Southern Trust Mortgage, which is based in Virginia Beach and provides mortgages through 17 offices in 11 states.

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)
	March 31,	December 31,
	2012	2011
ASSETS
Cash and due from banks	$6,514	$6,163
Interest-bearing deposits with other institutions	38,523	45,107
Total cash and cash equivalents	45,037	51,270
Securities available for sale	323,584	308,242
Loans held for sale	81,027	92,514
Restricted securities, at cost	7,665	7,117
Loans receivable, net of allowance for loan losses of $14,861 at
March 31, 2012 and $14,623 at December 31, 2011	667,508	656,770
Premises and equipment, net	21,099	21,306
Goodwill and identified intangibles	6,146	6,189
Other real estate owned, net of valuation allowance of $1,492 at
March 31, 2012 and $1,522 at December 31, 2011	12,095	8,535
Prepaid federal deposit insurance	3,753	3,993
Accrued interest receivable and other assets	35,297	36,924

TOTAL ASSETS	$1,203,211	$1,192,860

LIABILITIES
Deposits:
Non-interest-bearing demand deposits	$150,385	$143,398
Savings and interest-bearing demand deposits	475,138	460,576
Time deposits	326,249	325,895
Total deposits	951,772	929,869
Securities sold under agreements to repurchase	32,154	31,686
Short-term borrowings	14,166	28,331
FHLB borrowings	82,912	82,912
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	7,457	6,894
Commitments and contingent liabilities	-	-
TOTAL LIABILITIES	1,093,616	1,084,847

SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized,
7,005,315 and 6,996,932 issued and outstanding at
March 31, 2012, and December 31, 2011, respectively)	17,359	17,331
Capital surplus	43,551	43,498
Retained earnings	42,389	41,157
Accumulated other comprehensive income	4,582	3,926
Total Middleburg Financial Corporation shareholders' equity	107,881	105,912
Non-controlling interest in consolidated subsidiary	1,714	2,101

TOTAL SHAREHOLDERS' EQUITY	109,595	108,013

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,203,211	$1,192,860

MIDDLEBURG FINANCIAL CORPORATION
Consolidated Statements of Income
(In thousands, except for per share data)

	Unaudited
	For the Three Months
	Ended March 31,
	2012	2011
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$9,931	$9,735
Interest and dividends on securities available for sale
Taxable	1,735	1,399
Tax-exempt	607	561
Dividends	44	36
Interest on deposits in banks and federal funds sold	24	27
Total interest and dividend income	12,341	11,758

INTEREST EXPENSE
Interest on deposits	1,893	2,308
Interest on securities sold under agreements to
repurchase	83	56
Interest on short-term borrowings	148	63
Interest on FHLB borrowings and other debt	297	296
Total interest expense	2,421	2,723

NET INTEREST INCOME	9,920	9,035
Provision for loan losses	792	454

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	9,128	8,581

NONINTEREST INCOME
Service charges on deposit accounts	530	489
Trust services income	921	867
Net gains on loans held for sale (1)	3,769	1,929
Net gains on securities available for sale	140	35
Total other-than-temporary impairment (loss) on securities	(10)	(17)
Portion of (gain) loss recognized in other
comprehensive income	10	16
Net impairment loss on securities	-	(1)
Commissions on investment sales (1)	147	95
Fees on mortgages held for sale	42	154
Other service charges, commissions and fees	150	115
Bank-owned life insurance	122	123
Other operating income	14	94
Total noninterest income	5,835	3,900

NONINTEREST EXPENSE
Salaries and employees' benefits (2)	7,357	6,313
Net occupancy and equipment expense	1,778	1,676
Advertising	300	156
Computer operations	385	365
Other real estate owned	286	344
Other taxes	203	197
Federal deposit insurance expense	258	407
Other operating expenses	2,747	1,709
Total noninterest expense	13,314	11,167

Income before income taxes	1,649	1,314
Income tax expense	416	317

NET INCOME	1,233	997
Net loss attributable to non-controlling interest	349	230
Net income attributable to Middleburg
Financial Corporation	$1,582	$1,227

Earnings per share:
Basic	$0.23	$0.18
Diluted	$0.23	$0.18
Dividends per common share	$0.05	$0.05

QUARTERLY SUMMARY STATEMENTS OF INCOME
MIDDLEBURG FINANCIAL CORPORATION
(Unaudited. Dollars in thousands except per share data)
	For the Three Months Ended
	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011	Mar. 31, 2011
Interest and Dividend Income
Interest and fees on loans	$9,931	$10,014	$9,912	$9,731	$9,735
Interest and dividends on securities available for sale
Taxable	1,735	1,750	1,727	1,751	1,399
Tax Exempt	607	606	592	604	561
Dividends	44	36	36	36	36
Interest on deposits in banks and federal funds sold	24	20	30	33	27
Total interest and dividend income	$12,341	$12,426	$12,297	$12,155	$11,758
Interest Expense
Interest on deposits	$1,893	$1,940	$2,287	$2,332	$2,308
Interest on securities sold under agreements to repurchase	83	84	84	69	56
Interest on short-term borrowings	148	144	58	53	63
Interest on FHLB borrowings and other debt	297	299	312	306	296
Total interest expense	$2,421	$2,467	$2,741	$2,760	$2,723
Net interest income	$9,920	$9,959	$9,556	$9,395	$9,035
Provision for loan losses	792	319	1,024	1,087	454
Net interest income after provision
for loan losses	$9,128	$9,640	$8,532	$8,308	$8,581
Non-Interest Income
Trust services income	$921	$911	$932	$926	$867
Service charges on deposit accounts	530	542	538	526	489
Net gains on securities available for sale (1)	140	197	141	87	35
Total other-than-temporary impairment gain (loss) on securities	(10)	6	(16)	-	(17)
Portion of (gain) loss recognized in other comprehensive income	10	(9)	(5)	-	16
Net other-than-temporary impairment loss	-	(3)	(21)	-	(1)
Commissions on investment sales (1)	147	101	100	98	95
Bank owned life insurance	122	101	123	139	123
Gains on loans held for sale	3,769	4,294	3,780	2,664	1,929
Fees on mortgages held for sale	42	8	84	87	154
Other operating income	164	220	104	79	209
Total non-interest income	$5,835	$6,371	$5,781	$4,606	$3,900
Non-Interest Expense
Salaries and employee benefits (2)	$7,357	$8,470	$6,900	$6,452	$6,313
Net occupancy and equipment expense	1,778	1,732	1,700	1,640	1,676
Other taxes	203	205	205	205	197
Advertising	300	512	446	285	156
Computer operations	385	428	365	343	365
Other real estate owned	286	925	689	606	344
Audits and examinations	148	279	103	156	126
Legal fees	135	168	172	176	89
Federal deposit insurance expense	258	251	244	358	407
Other operating expenses	2,464	1,797	1,414	1,314	1,494
Total non-interest expense	$13,314	$14,767	$12,238	$11,535	$11,167

Income before income taxes	$1,649	$1,244	$2,075	$1,379	$1,314
Income tax expense	416	278	454	301	317
Net income	$1,233	$966	$1,621	$1,078	$997
Less: Net (income) loss attributable to non-controlling interest	349	170	(223)	121	230
Net income attributable to Middleburg Financial Corporation	$1,582	$1,136	$1,398	$1,199	$1,227

Net income per common share, basic	$0.23	$0.16	$0.20	$0.17	$0.18
Net income per common share, diluted	$0.23	$0.16	$0.20	$0.17	$0.18
Dividends per common share	$0.05	$0.05	$0.05	$0.05	$0.05

(1)	As of March 31, 2012, amounts presented are presented net of commissions paid to generate these revenue sources. Prior periods have been restated to conform to this presentation.
(2)
As of March 31, 2012, salaries and employee benefit expenses exclude commissions paid on mortgage loan originations and investment sales.  These commissions are netted against their respective revenue amounts in the statement of income.  Prior periods have been restated to reflect this presentation.

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS
(Unaudited. Dollars in thousands except per share data)	For the Three Months Ended
	Mar 31, 2012	Dec 31, 2011	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011

Net income	$1,582	$1,136	$1,398	$1,199	$1,227
Earnings per share, basic	$0.23	$0.16	$0.20	$0.17	$0.18
Earnings per share, diluted	$0.23	$0.16	$0.20	$0.17	$0.18
Dividend per share	$0.05	$0.05	$0.05	$0.05	$0.05

Return on average total assets - Year to Date	0.54%	0.44%	0.46%	0.45%	0.46%
Return on average total equity - Year to Date	5.95%	4.87%	5.07%	4.95%	5.11%
Dividend payout ratio	22.11%	30.80%	25.00%	29.41%	27.78%
Non-interest revenue to total revenue (1)	36.48%	38.27%	37.12%	32.48%	29.97%

Net interest margin (2)	3.69%	3.67%	3.64%	3.78%	3.80%
Yield on average earning assets	4.56%	4.55%	4.66%	4.86%	4.91%
Yield on average interest-bearing liabilities	1.06%	1.07%	1.21%	1.26%	1.30%
Net interest spread	3.50%	3.48%	3.45%	3.60%	3.61%

Non-interest income to average assets (3)	1.93%	2.10%	1.97%	1.63%	1.44%
Non-interest expense to average assets (3)	4.50%	5.03%	4.28%	4.16%	4.15%

Efficiency ratio - QTD (Tax Equiv) (4)	77.24%	83.64%	73.92%	76.51%	81.34%

(1)	Excludes securities gains and losses including OTTI adjustments.
(2)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.  This calculation excludes net securities gains and losses.

(3)	Ratios are computed by dividing annualized income and expense amounts by quarterly average assets.
(4)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  It is calculated by dividing non interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.  Prior to March 31, 2012, the Company did not exclude amortization of intangibles and other real estate expenses from total non-interest expense.  The efficiency ratios for the periods ended December 31, 2011and prior have been restated for consistency of presentation purposes.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER
(Unaudited. Dollars in thousands except per share data)	Mar 31, 2012	Dec 31, 2011	Sep 30, 2011	Jun 30, 2011	Mar 31, 2011
BALANCE SHEET RATIOS
Loans to deposits (Including HFS)	80.21%	82.15%	81.65%	80.02%	80.53%
Portfolio loans to deposits	71.69%	72.20%	74.29%	74.66%	76.56%
Average interest-earning assets to
average-interest bearing liabilities	120.99%	121.22%	119.85%	117.42%	117.58%
PER SHARE DATA
Dividends	$0.05	$0.05	$0.05	$0.05	$0.05
Book value (MFC Shareholders)	$15.40	$15.13	$15.04	$14.68	$14.18
Tangible book value (3)	$14.52	$14.24	$14.15	$13.78	$13.27
SHARE PRICE DATA
Closing price	$15.71	$14.25	$15.00	$14.94	$17.75
Diluted earnings multiple (1)	17.08	22.27	18.75	21.97	24.65
Book value multiple(2)	1.02	0.94	1.00	1.02	1.25

COMMON STOCK DATA
Outstanding shares at end of period	7,005,315	6,996,932	6,996,932	6,996,932	6,942,315
Weighted average shares O/S Basic - QTD	6,994,858	6,996,932	6,996,932	6,977,503	6,940,154
Weighted average shares O/S, diluted - QTD	7,000,169	6,998,019	6,998,494	6,980,331	6,943,189
CAPITAL RATIOS
Capital to Assets - Common shareholders	8.97%	8.88%	9.13%	8.97%	9.08%
Capital to Assets - with Noncontrolling Interest	9.11%	9.05%	9.32%	9.16%	9.33%
Tangible common equity ratio (4)	8.50%	8.40%	8.63%	8.47%	8.54%
Total risk based capital ratio	14.83%	14.72%	14.13%	14.16%	14.52%
Tier 1 risk based capital ratio	13.57%	13.46%	12.87%	12.90%	13.26%
Leverage ratio	8.89%	8.81%	8.97%	9.12%	9.38%
CREDIT QUALITY
Net charge-offs to average loans	0.07%	0.11%	0.13%	0.08%	0.12%
Total non-performing loans to total portfolio loans	3.88%	4.53%	4.80%	5.25%	5.36%
Total non-performing assets to total assets	3.21%	3.27%	3.34%	3.66%	3.99%
Non-accrual loans to:
total portfolio loans	3.26%	3.78%	4.51%	4.76%	4.17%
total assets	1.85%	2.12%	2.64%	2.82%	2.55%
Allowance for loan losses to:
total portfolio loans	2.18%	2.18%	2.24%	2.22%	2.20%
non-performing assets	38.53%	37.53%	39.24%	35.98%	33.65%
non-accrual loans	66.80%	57.69%	49.61%	46.67%	52.74%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$167	$1,233	$1,561	$3,230	$6,593
Non-accrual loans	22,247	25,346	30,485	32,298	27,638
Restructured loans (Not in non accrual)	4,056	3,853	404	112	1,254
Other real estate owned and repossessed assets	12,095	8,535	6,096	6,255	7,825
Total non-performing assets	$38,565	$38,967	$38,546	$41,895	$43,310
NET LOAN CHARGE-OFFS:
Loans charged off	$700	$893	$1,017	$621	$933
Recoveries	(146)	(73)	(44)	(32)	(87)
Net charge-offs	$554	$820	$973	$589	$846
PROVISION FOR LOAN LOSSES	$792	$319	$1,024	$1,087	$454
ALLOWANCE FOR LOAN LOSS SUMMARY
Balance at the beginning of period	$14,623	$15,124	$15,073	$14,575	$14,967
Provision	792	319	1,024	1,087	454
Net charge-offs	(554)	(820)	(973)	(589)	(846)
Balance at the end of period	$14,861	$14,623	$15,124	$15,073	$14,575

(1)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period.  The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share.  The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(3)
Tangible book value is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(4)
The tangible common equity ratio is not a measurement under accounting principles generally accepted in the United States.  It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and total assets and then dividing the adjusted shareholders’ equity balance by the adjusted total asset balance.

	MIDDLEBURG FINANCIAL CORPORATION
	Average Balances, Income and Expenses, Yields and Rates
	Three Months Ended March 31
	2012			2011
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$263,408	$1,779	2.72%	$204,725	$1,435	2.84%
Tax-exempt (1)	61,802	920	5.99%	53,974	850	6.39%
Total securities	$325,210	$2,699	3.34%	$258,699	$2,285	3.58%
Total loans (3)	$744,776	$9,931	5.36%	$694,628	$9,735	5.68%
Interest bearing deposits in
other financial institutions	46,111	24	0.21%	41,980	27	0.26%
Total earning assets	$1,116,097	$12,654	4.56%	$995,307	$12,047	4.91%
Less: allowances for loan losses	(14,871)			(14,747)
Total nonearning assets	81,699			95,185
Total assets	$1,182,925			$1,075,745

Liabilities:
Interest-bearing deposits:
Checking	$303,641	$383	0.51%	$287,005	$486	0.69%
Regular savings	105,010	115	0.44%	89,650	187	0.85%
Money market savings	56,624	58	0.41%	60,872	101	0.67%
Time deposits:
$100,000 and over	142,688	572	1.61%	130,641	605	1.88%
Under $100,000	180,176	765	1.71%	168,537	929	2.24%
Total interest-bearing deposits	$788,139	$1,893	0.97%	$736,705	$2,308	1.27%

Short-term borrowings	12,379	148	4.81%	5,739	63	4.45%
Securities sold under agreements
to repurchase	34,125	83	0.98%	29,308	56	0.77%
FHLB borrowings and other debt	87,792	297	1.36%	74,734	296	1.61%
Total interest-bearing liabilities	$922,435	$2,421	1.06%	$846,486	$2,723	1.30%
Non-interest bearing liabilities
Demand deposits	144,188			122,118
Other liabilities	7,322			6,873
Total liabilities	$1,073,945			$975,477
Non-controlling interest	2,023			2,830
Shareholders' equity	106,957			97,438
Total liabilities and shareholders'
equity	$1,182,925			$1,075,745

Net interest income		$10,233			$9,324

Interest rate spread			3.50%			3.61%
Cost of Funds			0.91%			1.14%
Interest expense as a percent of
average earning assets			0.87%			1.11%
Net interest margin			3.69%			3.80%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 366 day year.
(3) Total average loans include loans on non-accrual status.